UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Bank of Granite Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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“Preliminary”

23 NORTH MAIN STREET
GRANITE FALLS, NORTH CAROLINA 28630
(828) 496-2000
Notice of Annual Meeting of Stockholders — May 16, 2011
TO OUR STOCKHOLDERS:
The Annual Meeting of Stockholders of Bank of Granite Corporation will be held on Monday, May 16, 2011 at 10:30 a.m. local time. The meeting will be held at the Crowne Plaza (formerly Holiday Inn - Select), 1385 Lenoir Rhyne Boulevard, S.E. (at Interstate 40, Exit #125), Hickory, North Carolina for the following purposes:
1.	To elect seven directors to hold office until the next annual stockholders meeting or until their respective successors are elected and qualified;

2.	To ratify the selection of Dixon Hughes Goodman LLP as our independent accountants for the fiscal year ending December 31, 2011; and

3.	To approve an amendment (a copy of which is attached hereto as Appendix A) to our Restated Certificate of Incorporation to effect a one-for-ten reverse stock split of our issued and outstanding shares of common stock and fix the authorized shares of our common stock at 2,500,000, such amendment to be effected prior to September 19, 2011 in the sole discretion of our Board of Directors without further approval or authorization of our stockholders; and

IF YOUR SHARES ARE HELD THROUGH A BROKER, PLEASE PROVIDE YOUR BROKER WITH SPECIFIC INSTRUCTIONS AS TO YOUR VOTE ON PROPOSAL 3. YOUR BROKER IS NOT PERMITTED TO VOTE ON PROPOSAL 3 IN THE ABSENCE OF YOUR SPECIFIC INSTRUCTIONS, AND A BROKER NON-VOTE WILL HAVE THE EFFECT OF A VOTE AGAINST PROPOSAL 3.

4.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.
Information about these matters is included in the Proxy Statement accompanying this notice. Only stockholders of record at the close of business on March 15, 2011 are entitled to receive notice of, and to vote at, this meeting.
Bank of Granite Corporation’s 2011 Annual Stockholders Meeting Proxy Ballot, Proxy Statement and 2010 Annual Report on Form 10-K are enclosed with this Notice. These documents are also available at www.cfpproxy.com/3843.
YOUR VOTE AND PROMPT RESPONSE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. YOUR PROMPT RESPONSE WILL SAVE YOUR COMPANY THE EXPENSES AND EXTRA WORK OF ADDITIONAL SOLICITATION.

By order of the Board of Directors Bank of Granite Corporation
/s/ R. Scott Anderson
Granite Falls, North Carolina	R. Scott Anderson
April 15, 2011	Chief Executive Officer and President

Important Notice Regarding The Availability Of Proxy Materials For The
Stockholders Meeting To Be Held On May 16, 2011:
The Proxy Statement and 2010 Annual Report on Form 10-K are also available at www.cfpproxy.com/3843.

SOLICITATION, VOTING AND REVOCABILITY OF PROXY
PRINCIPAL HOLDERS OF VOTING SECURITIES
CORPORATE GOVERNANCE
STOCKHOLDER COMMUNICATIONS WITH BOARD OF DIRECTORS
ETHICS POLICY
INFORMATION ABOUT THE BOARD OF DIRECTORS
AUDIT COMMITTEE REPORT
ELECTION OF DIRECTORS
DIRECTORS/NOMINEES AND NONDIRECTOR EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
TRANSACTIONS WITH OFFICERS AND DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RATIFICATION OF SELECTION OF ACCOUNTANTS
APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF
PROPOSALS FOR 2012 ANNUAL MEETING OF STOCKHOLDERS
OTHER BUSINESS

Directions to
Bank of Granite Corporation’s
Annual Meeting
Directions to the Crowne Plaza in Hickory:
1.	Take Exit 125 from Interstate 40.

2.	If exiting from eastbound Interstate 40, turn right onto Lenoir Rhyne Boulevard.

If exiting from westbound Interstate 40, turn left onto Lenoir Rhyne Boulevard.

3.	The Crowne Plaza will be 1 block on the left.
If needed, telephone numbers are:
Bank of Granite in Hickory — 828 345-6800

Crowne Plaza in Hickory — 828 323-1000

“Preliminary”

PROXY STATEMENT

SOLICITATION, VOTING AND REVOCABILITY OF PROXY
General
The accompanying Proxy is solicited by the Board of Directors of Bank of Granite Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held on May 16, 2011, and any adjournment thereof. The time and place of the meeting is set forth in the accompanying Notice of Meeting. The approximate date on which this Proxy Statement and the accompanying Proxy are first being mailed or given to stockholders of the Company is April 15, 2011.
Copies of the Company’s Annual Report on Form 10-K for 2010 are provided with this Proxy Statement and have been sent to each stockholder with this Proxy Statement. These documents are also available at www.cfpproxy.com/3843.
Solicitation
All expenses of preparing, printing, and mailing the Proxy and the cost of all material used in the solicitation thereof will be borne by the Company. In addition to the mailings, proxies may be solicited in person or by telephone by directors, officers, and other employees of the Company, none of whom will receive additional compensation for their services.
Revocability of Proxy
The accompanying Proxy is revocable at any time prior to its exercise by filing a written request with R. Scott Anderson, Secretary, Bank of Granite Corporation, P.O. Box 128, Granite Falls, North Carolina, 28630, by voting in person at the Annual Meeting, by presenting a duly executed proxy bearing a later date or by following instructions provided by a broker through which you hold your shares.
Voting Securities and Vote Required for Approval
Only the holders of record of common stock of the Company at the close of business on March 15, 2011 are entitled to receive notice of the Annual Meeting of Stockholders and to vote on such matters to come before the Annual Meeting or any adjournment thereof. At the close of business on March 15, 2011, the record date, the Company had 15,454,000 shares of common stock outstanding, par value $1.00 per share, which is the only class of stock outstanding.
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting and any adjournment thereof.
Shares represented by proxies marked “Abstain” or “Withheld” and “broker non-votes” will be counted in determining whether a quorum is present, but will not be counted as having voted for or against the proposal in question. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all proposals because the broker does not have discretionary voting authority on some types of proposals and has not received instructions from its client as how to vote on such proposals.
Cumulative voting is not permitted, and stockholders do not have dissenters’ rights with respect to any of the matters to be considered.

Stockholders may designate a person or persons other than those named in the enclosed Proxy to vote their shares at the Annual Meeting or any adjournment thereof. In each case where a stockholder has appropriately specified how the Proxy is to be voted, the Proxy will be voted in accordance with his or her specifications. Executed but unmarked Proxies that are returned to the Company will be voted (1) in favor of the slate of directors set forth in Proposal 1 (Election of Directors), (2) in favor of Proposal 2 (Ratification of Dixon Hughes Goodman LLP as the Company’s independent accountants) and (3) in favor of Proposal 3 (Amendment to Restated Certificate of Incorporation to Effect a Reverse Stock Split). As to any other matter or business that may be brought before the Annual Meeting, or any adjournment thereof, a vote will be cast pursuant to the accompanying Proxy as recommended by the Board of Directors or, if no recommendation is given, in accordance with the judgment of the person or persons voting the same. The Company’s management and Board of Directors do not know of any other matter or business to be brought before the stockholders at the Annual Meeting.
Director nominees will be elected by a plurality of the votes cast. Plurality approval means that the seven (7) director nominees with the most votes will be elected. Proposal 2 (Ratification of Selection of Accountants) requires approval by a majority of the votes cast at the meeting. The affirmative vote of at least a majority of the outstanding shares of common stock is required for adoption of Proposal 3 (Amendment to Restated Certificate of Incorporation to Effect a Reverse Stock Split). If your shares are held through a broker, it is important that you instruct your broker how to vote your shares on Proposal 3 using the instructions provided by your broker. If you do not instruct your broker how to vote your shares, it will have the same effect as a vote “AGAINST” Proposal 3.
The Board of Directors unanimously recommends a vote in favor of Proposals 1, 2 and 3.
PRINCIPAL HOLDERS OF VOTING SECURITIES
As of March 15, 2011, our records and other information available from outside sources indicated that the following stockholder was a beneficial owner of more than five percent (5%) of the outstanding shares of the Company’s common stock. The information below is as reported in the stockholder’s filings with the Securities and Exchange Commission. To our knowledge, no other individual stockholder or group (as such term is used in the Securities Exchange Act of 1934) of stockholders beneficially owned more than five percent (5%) of the Company’s outstanding common stock on the record date.

	Amount and Nature of Beneficial Ownership
	Common Stock
Name and Address	Shares	Percent of Class
1. John A. Forlines, Jr. Revocable Trust (1) under Agreement dated	799,639	5.17%
January 15, 1992, as restated by Sixth Amendment dated June 15, 2010; and
2. John A. Forlines, III, as Successor Trustee of the trust and beneficially owns the shares in that capacity.

Notes: (1)	John A. Forlines, III, as Successor of the John A. Forlines, Jr. Revocable Trust reports sole voting and investment power with regard to 799,639 shares of common stock. This information is based on the Amended Schedule 13G/A dated April, 2011 filed with the Securities and Exchange Commission by John A. Forlines, Jr. Revocable Trust and reporting beneficial ownership as of December 31, 2010.
On the record date, the Company’s common stock was owned by approximately 6,800 individuals and other entities, holding stock either as holders of record, holders of shares registered in street name or as beneficial owners.
CORPORATE GOVERNANCE
The Company and its Board of Directors remains committed to ethical business practices, transparency in financial reporting and effective corporate governance. We periodically compare our corporate governance practices with those of other companies, both in and out of our industry, as well as the requirements of the Sarbanes-Oxley Act of 2002 and The NASDAQ Capital Market in an effort to determine appropriate changes that serve to strengthen our corporate governance practices. Among the practices we believe add strength to our governance are the following:

General Practices
•	High ethical standards have long been a priority for our directors, management and employees.

•	Our directors, management and employees have agreed to abide by the Company’s Ethics Policy.

•	A substantial majority of our directors, six of the seven, meet the NASDAQ criteria for “independent” directors.

•	Our nonemployee directors meet at least twice per year without management.

•	Our nonemployee directors have responsibility for management succession.

•	All loans to directors and their associates from the Company or its subsidiaries are approved by the Board of Directors and are made in compliance with the provisions of Federal Reserve Board Regulation O, specifically these loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with nonaffiliates and do not involve more than the normal risk of collectibility or present other unfavorable features. None of these loans are classified as non-accrual, restructured, or potential problem loans.

•	All deposit, investment, fiduciary or other relationships with the Company or any of its subsidiaries by directors or other affiliates are conducted in the ordinary course of business on substantially the same terms and conditions as available to other nonaffiliated customers for comparable transactions of the subsidiary involved.

•	Our directors annually review the Board’s leadership structure and rationale to determine whether the same or separate persons serve as the Chief Executive Officer and Chairman of the Board of Directors. For several years we have had a separate Chief Executive Officer and Chairman.

•	The Board, taking into account reports from its committees, has oversight of risk assessment including monitoring and managing liquidity, credit, market, operational, reputational and compliance risk.
Audit Committee Practices
•	The Committee operates under a charter approved by the Board of Directors, which charter is reviewed at least annually.

•	At least one Committee member meets the Securities and Exchange Commission criteria for a “financial expert.”

•	The Committee reviews our financial statements with management and the independent auditors.

•	The Committee makes inquiries of management as to the nature and management of significant risks inherent in our business activities.

•	The Committee makes inquiries of management as to the nature of significant judgments made by management in the preparation of our financial statements.

•	The Committee appoints, reviews and assesses the performance of our independent auditors.

•	The Committee approves all audit and non-audit services (including the fees therefor) performed by our independent auditors.

•	The Committee reviews and assesses the performance of our internal auditors.

•	The Committee periodically meets in executive session with the independent auditors or selected members of management.
Nominating and Corporate Governance Committee Practices
•	The Committee operates under a charter approved by the Board of Directors, which charter is reviewed at least annually.

•	The Committee makes recommendations to the Board regarding the size and composition of the Board.

•	The Committee recommends to the Board director nominees to be presented for consideration by the stockholders, determining that each director nominee has the necessary qualifications and skills required to fulfill the current board directorship. Each candidate for election is nominated based on his or her professional experience, recognized achievement in his or her respective field, an ability to contribute to some aspect of the Company’s business and the willingness to make the commitment of time and effort required of a director. Maturity of judgment and community leadership are important for members of the Board.

•	The Committee assesses diversity based on experience, gender and race in identifying director nominees.

•	The Committee reviews any legal proceedings involving any executive officer, director or director nominee during the past 10 years.

•	The Committee reviews management succession plans with the Board and the Chief Executive Officer.

•	The Committee develops and manages the self-evaluation process for the Board and each of its committees.

•	The Committee develops and recommends to the Board minimum standards and qualifications for director nominees.

•	The Committee reviews and recommends to the Board changes in the frequency, structure and content of Board meetings.

•	The Committee reviews directors fees and other compensation to be paid to directors and advises the Compensation Committee on such matters.
Compensation Committee Practices
•	The Committee operates under a charter approved by the Board of Directors, which charter is reviewed at least annually.

•	The Committee oversees our efforts to attract and retain executive management.

•	The Committee monitors the competitiveness of our compensation arrangements with executive management.

•	The Committee reviews our compensation arrangements with executive management and recommends such arrangements to the Board for approval, and administers oversight function regarding risk related to compensation arrangements.

•	The Committee periodically reviews our stock-based compensation plans, recommends revisions to such plans or new plans to the Board and approves grants made under such plans.
DIRECTOR NOMINEES
Our Board of Directors is responsible for nominating members to the Board and for filling vacancies on the Board that may exist between annual meetings of our stockholders. The Board has delegated the initial screening process for director nominees to the Nominating and Corporate Governance Committee, which has established certain general qualifications for Board membership. Although a director nominee is not required to meet each of the qualifications (except to the extent required by our bylaws), the Nominating and Corporate Governance Committee and the Board believe that all nominees should possess the highest personal and professional ethics, integrity and values, as well as practical wisdom, mature judgment and a commitment to representing the long-term interests of our stockholders. In addition, nominees should possess expertise that is useful to us and that complements the background and experience of other Board members. Director nominees should also be willing and able to devote the appropriate amount of time to our business, including regular attendance at director meetings and attendance of our annual stockholder meeting. Nominees should not have any significant conflicts of interest. Pursuant to our bylaws, not less than 3/4 of our directors must be residents of the State of North Carolina at the time of their election to the Board; therefore, the Nominating and Corporate Governance Committee and the Board will take residency of nominees into account in their evaluation. Nominees should also be familiar with our market area. Also in accordance with our bylaws, no individual is eligible for election or re-election to the Board after his or her 72nd birthday; provided that any incumbent director may continue his or her then-current term following his or her 72nd birthday. A director may not serve as attorney for any other financial institution or bank or savings and loan holding company and may not be a member of the board of directors of any other financial institution or bank or savings and loan holding company. The Nominating and Corporate Governance Committee and the Board will apply these criteria when evaluating all director nominees, including current board members being considered for nomination for re-election.
When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. Our Nominating and Corporate Governance Committee normally recommends and nominates individuals to serve as directors. However, stockholders may also nominate candidates for director, provided that such nominations are made in writing and are received at our executive offices by the required deadline. For the 2012 Annual Meeting of Stockholders, the deadline is January 16, 2012 (which is 90 days prior to the expected date of the 2011 Proxy Statement). Any nomination should be sent to the attention of the Company Secretary and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years. The nomination must also include home and business addresses and telephone numbers and include a signed representation by the nominee to timely provide all information requested by us as part of our disclosure in regard to the solicitation of proxies for the election of directors. The name of each such candidate for director must be placed in nomination at the Annual Meeting by a stockholder present in person. The nominee must also be present in person at the meeting. A vote for a person who has not been duly nominated pursuant to these requirements is void.
The Nominating and Corporate Governance Committee’s process for recommending Board candidates, whether such candidates were recommended by the Board or a shareholder, begins with a preliminary assessment of each candidate based on his or her resume and biographical information. Although the Committee does not have a formal diversity policy, the Committee considers the diversity of the nominees. Each individual’s specific qualifications, experience, attributes and skills are evaluated against the criteria stated above and our needs at the time. After preliminary assessments, the candidates who appear best suited to fill vacancies may be invited to participate in a series of interviews, although incumbent directors will generally not be required to interview again. On the basis of information learned during this process, the Nominating and Corporate Governance Committee will determine which nominees to recommend to the Board. The Committee does not currently use the services of any third-party search firm to assist it in identifying or evaluating candidates.

Each of the nominees listed below has been identified as possessing good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics. Each nominee also brings a strong and unique background and set of skills to the Board of Directors, giving the Board, as a whole, competence and experience in a wide variety of areas. Considering the small size of our Board, the Nominating and Corporate Governance Committee believes that the membership of the Board has a good level of diversity in terms of experience, gender and race.
STOCKHOLDER COMMUNICATIONS WITH BOARD OF DIRECTORS
The Board provides a process for stockholders to send communications to the Board or any of the directors. Stockholders may send written communications to the Board or to any of the directors c/o R. Scott Anderson, Secretary, Bank of Granite Corporation, P.O. Box 128, Granite Falls, North Carolina, 28630. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.
ETHICS POLICY
We have adopted a written Ethics Policy that applies to all directors, officers and employees, including our chief executive officer and chief financial officer. The Ethics Policy is available on our website at www.bankofgranite.com under “Investor Relations — Corporate Governance.” Amendments or waivers to any provision of the Code of Conduct applicable to our directors or executive officers will be disclosed at the same location on our website. Copies are available, free of charge, upon written request to R. Scott Anderson, Secretary, Bank of Granite Corporation, P.O. Box 128, Granite Falls, North Carolina, 28630.
INFORMATION ABOUT THE BOARD OF DIRECTORS
AND COMMITTEES OF THE BOARD
The Boards of Directors of the Company, our bank subsidiary, Bank of Granite (the “Bank”), and our mortgage bank subsidiary, Granite Mortgage, Inc., are composed of the same persons.
Our Board of Directors has determined that each of our 2010 director nominees, other than R. Scott Anderson, meets the current independence requirements under the listing standards of The NASDAQ Capital Market. The Board has also determined that each of the members of our Audit Committee is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934.
The Board based these determinations primarily on a review of the responses of our directors to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the directors.
During the fiscal year ended December 31, 2010, the Company’s Board of Directors held 12 meetings, the Bank’s Board held 12 meetings and Granite Mortgage’s Board held 12 meetings. All members of the Company’s Board attended 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by committees of the Board of which they are members. It is our policy that all of our directors attend the Annual Meeting of Stockholders. All of the nominees at the 2011 Annual Meeting of Stockholders attended the 2010 Annual Meeting.
Director compensation arrangements for 2011 have not yet been addressed by the Board of Directors and currently remain the same as 2010, as discussed in “Director Compensation” below. The Company’s Board has standing audit, nominating and corporate governance, and compensation committees. The functions, composition and frequency of meetings for the audit, nominating and corporate governance, and compensation committees in fiscal year 2010 were as follows:
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE — The Nominating and Corporate Governance Committee is currently composed of independent directors Boyd C. Wilson, Jr., Chairman, John N. Bray, Leila N. Erwin, and Hugh R. Gaither. All members of the Committee are independent under the standards of The NASDAQ Capital Market. The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors with respect to nominees for election as directors. The Nominating and Corporate Governance Committee will consider stockholder nominees for Company Board membership. Any stockholder wishing to nominate a candidate for director must follow the procedures set forth in the section of this Proxy Statement entitled “Director Nominees.” During 2010, the Nominating and Corporate Governance Committee held 1 meeting. A more complete description of the functions of the Nominating and Corporate Governance Committee is provided in the “Corporate Governance” section of the proxy statement and in the Committee’s charter, which was approved by the Board on January 25, 2010, a copy of which can be viewed on our website at www.bankofgranite.com under “Investor Relations — Corporate Governance.”

COMPENSATION COMMITTEE — The Compensation Committee is currently composed solely of independent directors Hugh R. Gaither, Chairman, Joseph D. Crocker, Leila N. Erwin, and Paul M. Fleetwood, III. None of the members of the Compensation Committee is a current or former officer of the Company or any of its subsidiaries. The Compensation Committee annually reviews and recommends to the Board for approval the compensation of all of our executive officers and considers recommendations by our management regarding the granting of stock options. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees of its members. It also has the authority to engage outside consultants and advisors, including compensation consultants. No such consultants were engaged in 2010. The Compensation Committee reports annually to our stockholders regarding its role in the compensation discussion of this Proxy Statement. Additional information about the Committee and its functions can be found in the “Corporate Governance” section of this proxy statement and in the Committee’s charter approved by the Board of Directors on December 21, 2009, which can be viewed on our website at “www.bankofgranite.com under Investor Relations — Corporate Governance.” The Compensation Committee held 2 meetings during 2010.
AUDIT COMMITTEE — The Audit Committee is currently composed solely of independent directors Paul M. Fleetwood, III, Chairman, Joseph D. Crocker, Hugh R. Gaither, and Boyd C. Wilson, Jr. The Audit Committee, whose members are neither officers nor employees of the Company or the Bank, includes among its responsibilities: the review of annual and interim financial statements and any related certifications, reports or opinions; the general oversight of the internal audit function; the review of external audit and regulatory examination findings; the selection, retention and performance of our independent accountants; the review of the integrity and adequacy of financial reporting processes; the review of the effectiveness of the internal and external audit processes; and the establishment and review of the adequacy of procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters. Additional information about the Committee and its functions can be found in the “Corporate Governance” section of this proxy statement and in the Committee’s charter, approved by the Board of Directors on December 21, 2009, which can be viewed on our website at www.bankofgranite.com under “Investor Relations — Corporate Governance.” The Board has determined that Mr. Wilson qualifies as an “audit committee financial expert” for purposes of the rules and regulations of the Securities and Exchange Commission, and that Mr. Wilson and all other members of the Audit Committee are independent directors under the independence requirements of The NASDAQ Capital Market and the Securities and Exchange Commission.

AUDIT COMMITTEE REPORT
In accordance with its written charter, which was amended by the Board of Directors on December 21, 2009, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. During 2010, the Audit Committee held 2 meetings. The Audit Committee Chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly report with the Chief Financial Officer and independent auditors prior to the publication or filing of such quarterly report.
In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and us that might bear on the auditors’ independence consistent with the requirements of the Public Company Accounting Oversight Board, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of our internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.
The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in the auditing standards update for The Auditor’s Communication With Those Charged With Governance, as adopted by the Public Company Accounting Oversight Board in AU Section 380, and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.
The Audit Committee reviewed our audited financial statements as of and for the year ended December 31, 2010 with management and the independent auditors. Management has the responsibility for the preparation of our financial statements, and the independent auditors have the responsibility for the examination of those statements. Based on this review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to stockholder ratification, of the independent auditors, and the Board concurred in such recommendation.
The Audit Committee has considered whether the provision of non-audit services by its independent auditors is compatible with maintaining the auditor’s independence and has concluded that the provision of such services does not interfere with the independence of our auditors.
Bank of Granite Corporation
Audit Committee of the Board of Directors
Paul M. Fleetwood, III, Chairman
Joseph D. Crocker
Hugh R. Gaither
Boyd C. Wilson, Jr., CPA

ELECTION OF DIRECTORS
(Proposal 1)
Seven directors are being considered for election at the Annual Meeting, each to hold office for one year or until a successor is elected and qualified. The Company’s directors/nominees are shown below along with biographical summaries and a statement of beneficial ownership of common stock. The information is presented, unless otherwise indicated, as of March 15, 2011.
All of the nominees shown below have been previously elected as directors by the Company’s stockholders and are currently serving on the Board of Directors.
All nominees have indicated that they are willing to serve as directors if elected. In the event a nominee becomes unwilling or unable to serve as director, which is not anticipated, the shares represented by proxy will be voted for the Board’s substitute nominee.
The Board of Directors unanimously recommends that the stockholders elect the Nominees shown in the following table by voting FOR Proposal 1. Proxies cannot be voted for a greater number of persons than the number of named nominees.
DIRECTORS/NOMINEES AND NONDIRECTOR EXECUTIVE OFFICERS
Biographical summaries, including principal occupations during the last five years and other qualifications, of the Company’s directors/nominees and executive officers are presented below.
NOMINEES
R. Scott Anderson was elected as Secretary of the Company and the Bank in July 2010. Mr. Anderson was elected as a director in April 2008 and was named Chief Executive Officer of the Company and the Bank in January 2008. He has served as President of the Company and the Bank since December 2006. Mr. Anderson also served as Chief Operating Officer of the Bank from May 2004 through January 2008. Prior to joining the Bank in May 2004, Mr. Anderson served as Commercial Banker from 2003 to 2004, Trust Division Manager from 2002 to 2003 and Regional President from 2001 to 2002 for RBC Centura Bank, one of the five largest banks headquartered in North Carolina, which later became RBC Bank. From 1997 to 2000, Mr. Anderson also served as President of Bank of Mecklenburg in Charlotte, North Carolina.
Mr. Anderson’s extensive experience in the financial services industry and his understanding of the values, culture, relevant risks and opportunities facing the banking industry are especially valuable to the Company as it works through the current financial downturn. He is instrumental in building ties between businesses and local communities through his involvement with community-oriented organizations, such as the Catawba County Chamber of Commerce, Greater Hickory Cooperative Ministry, and United Arts Council of Catawba Valley. Mr. Anderson has also gained thorough knowledge of the Bank’s markets from his experience in bank management, risk assessment, commercial loan underwriting, and lending.
John N. Bray is Chairman, Director and Chief Executive Officer of Vanguard Furniture, Incorporated, a furniture manufacturing company headquartered in Hickory, North Carolina, where he has served in such capacities since 1970. Mr. Bray has served as Chairman of the Boards of the Company and Bank since April 2009, and Vice Chairman of the Boards of the Company and the Bank from April 2007 until April 2009. He has served as a director of the Company and the Bank since 1992.
Mr. Bray’s strong leadership and business development skills as a top executive are important contributions to our Board. He is heavily involved in the development and successful execution of the Company’s mission, vision and strategic planning. His institutional knowledge and longstanding Board service have been valuable to the Company, and as Chairman he has been directly involved in decision making, corporate governance and risk assessment activities.

Joseph D. Crocker is Director of the Poor and Needy Division at Kate B. Reynolds Charitable Trust in Winston-Salem, North Carolina, where he has served in such capacity since May 2010. Mr. Crocker served as Assistant Secretary for Community Development at the North Carolina Department of Commerce in Raleigh, North Carolina, from 2009 to 2010. He served as Director of Operations of the Z. Smith Reynolds Foundation in Winston-Salem, North Carolina, from 2005 to 2009. Prior to 2005, Mr. Crocker was Senior Vice President and Community Affairs Manager for the Carolinas for Wachovia Bank, which was subsequently acquired by Wells Fargo Bank. Mr. Crocker has served as a director of the Company and the Bank since 2006.
Mr. Crocker’s charitable and community-oriented organizational, risk management and oversight skills are beneficial to our Board’s composition. In addition to his extensive governmental and community involvement, he also has experience in the banking industry and in financial reporting. Previous employment with the Z Smith Reynolds Foundation has given him a unique perspective on the partnership between various community and business organizations.
Leila N. Erwin has served as President of Morris Investment Company in Charlotte, North Carolina since 2001. Ms. Erwin also owns More Lace Gift Shop in Morganton, North Carolina, which she opened in 1988, and has served as a board member of the Community Foundation of Burke County since 2003. Ms. Erwin has served as a director of the Company and the Bank since 2005.
Ms. Erwin has developed entrepreneurial and business-building skills and experience as she has successfully founded and grown her own business. She is a long-time resident in the community we serve, and her service on volunteer boards and active role in community activities have given depth to our marketing and customer service capabilities. As a business owner and key executive, her strong leadership skills and oversight of financial reporting are valuable to our Board.
Paul M. Fleetwood, III is President of Corporate Management Services, Inc., a real estate management company, and Treasurer of Catawba Valley Building Supply, Inc., a retail supplier of building materials, both of Hickory, North Carolina, where he has served in such capacities since 1977. Mr. Fleetwood has served as a director of the Company and the Bank since 1998 and as Vice Chairman since April 2009.
Mr. Fleetwood has deep institutional knowledge of the Company’s strengths, challenges and opportunities, and his former financial experience as a CPA has provided keen insight with respect to various accounting, budgeting and auditing matters. Serving as director of several private companies has added strength and diversity to his leadership and financial skills. He has been instrumental to the success of various projects and analytical assignments performed by our Board.
Hugh R. Gaither is President and Chief Executive Officer of Flagship Brands, LLC, a distributor of branded performance socks, headquartered in Conover, North Carolina, where he has served in such capacity since 2001. Mr. Gaither has served as a director of the Company and the Bank since 1997.
Mr. Gaither’s executive management experience adds extensive leadership and corporate governance skills to our Board membership. His direct involvement in the supervision and evaluation of financial reporting is an asset to our Company. His strengths in strategic planning and risk management are essential to the success of our Company as we face the obstacles related to the economic conditions in our local markets.
Boyd C. Wilson, Jr., CPA is Executive Vice President of Broyhill Investments, Inc., an investment company located in Lenoir, North Carolina, where he has served in such capacity since 2005 and has served as a director since 2007. Mr. Wilson also serves as Vice President and Chief Financial Officer of BMC Fund, Inc., a regulated investment company located in Lenoir, North Carolina, where he has served in such capacity since 2006. From 2002 to 2005, Mr. Wilson served as Vice President of Finance and Administration of Kincaid Furniture Company, Incorporated, a furniture manufacturer located in Hudson, North Carolina. Mr. Wilson has served as a director of the Company and the Bank since 1996.
Mr. Wilson brings extensive financial services industry experience to the Board. He is a CPA and qualifies as the Company’s “audit committee financial expert” under SEC guidelines. His experience includes supervising information management and financial staff as well as overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements. Mr. Wilson also has experience that is relevant to the understanding of accounting principles, internal controls for financial reporting, and audit committee functions.

NONDIRECTOR EXECUTIVE OFFICERS
Jerry A. Felts, CPA is Chief Operating Officer of the Company and the Bank, where he has served in such capacity since July 2008. He has also served as Chief Financial Officer of the Company and the Bank since July 2009. From 2001 to 2008, Mr. Felts provided consulting services and advice on internal audit matters to various companies, including the Bank. In 2001, Mr. Felts retired as Partner and Director of Financial Services from Ernst & Young, LLP, where he had served since 1968.
D. Mark Stephens is Senior Vice President and Chief Information Officer of the Bank, where he has served in such capacities since 1998. Mr. Stephens has also served as Operations Director of the Bank since May 2009.
STOCK OWNERSHIP OF DIRECTORS/NOMINEES AND EXECUTIVE OFFICERS
The number of shares of Company common stock shown below as beneficially owned by the directors/nominees, and executive officers are those owned as of March 15, 2011. Unless otherwise indicated, each director/nominee or executive officer has sole voting power (or shares such power with his or her spouse/child) with respect to the shares set forth in the following table. The source of information provided in the table is our stockholder records and inquiries to directors and officers.

					Ownership
Name of Director/Nominee	Age on		Amount and Nature		as % of
or Nondirector	Mar. 15,	Director	of Beneficial Ownership		Common
Executive Officer	2011	Since	of Common Stock		Stock
R. Scott Anderson	55	2008	18,250	direct	*
Hickory, N.C.			2,100	indirect (1)

John N. Bray	69	1992	8,949	direct	*
Conover, N.C.			1,835	indirect (1)

Joseph D. Crocker	58	2006	1,007	direct	*
Winston-Salem, N.C.			—	indirect

Leila N. Erwin	58	2005	5,695	direct	*
Morganton, N.C.			5,690	indirect (1)

Paul M. Fleetwood, III	63	1998	171,000	direct	1.11%
Hickory, N.C.			—	indirect

Hugh R. Gaither	60	1997	749	direct	*
Conover, N.C.			—	indirect

Boyd C. Wilson, Jr., CPA	58	1996	17,497	direct	*
Lenoir, N.C.			12,590	indirect (1)

Jerry A. Felts	70	n/a	—	direct	*
Charlotte, N.C.			—	indirect

D. Mark Stephens	53	n/a	4,337	direct	*
Hickory, N.C.			2,319	indirect (2)

Directors/Nominees and Nondirector Executive Officers as a Group (9 persons)			227,484	direct	1.63%
			24,534	indirect (1) (2)
As of March 15, 2011, D. Mark Stephens had 3,125 shares of our common stock pledged as security.

Notes:	*	Indicates beneficial ownership of less than 1%.
(1)	Shares of stock indirectly owned include those held in their spouse’s name, child’s name, or by corporations controlled by such individuals.

(2)	The indirect stock ownership consists of those shares of our common stock held in the Bank’s “tax-qualified” retirement plans for the benefit of the executive officer, who has investment power, but no voting power, with regard to such shares.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows the compensation we paid for 2010 and 2009 to our principal executive officer and two other most highly compensated executive officers.

					Non-Equity
					Incentive	Nonqualified
Name and					Plan	Deferred	All Other
Principal		Salary	Bonus	Option	Compensation	Compensation	Compensation
Position	Year	(1)	(2)	Awards	(3)	Earnings	(4)	Total
(a)	(b)	(c)	(d)	(f)	(g)	(h)	(i)	(j)
R. Scott Anderson	2010	$225,000	$—	$—	$—	$—	$—	$225,000
Chief Executive Officer,	2009	225,000	—	—	—	—	—	225,000
President and Secretary of the Company and the Bank

Jerry A. Felts	2010	$300,000	$70,000	$—	$—	$—	$19,801	$389,801
Chief Operating Officer	2009	265,000	—	—	—	—	21,046	286,046
and Chief Financial Officer of the Company and the Bank

D. Mark Stephens	2010	$160,000	$—	$—	$—	$—	$40,068	$200,068
Senior Vice President,	2009	145,000	—	—	—	—	125,000	270,000
Chief Information Officer and Operations Director of the Bank

Notes:	(1)	This amount was paid to Mr. Felts pursuant to a consulting agreement to pay him $150 per hour, not to exceed $25,000 per month, plus reimbursement for out-of-pocket business related expenses.
(2)	Supplemental one-time payment for additional duties for Mr. Felts for 2010.

(3)	There were no bonuses paid in 2010 or 2009 pursuant to our annual incentive bonus plan.

(4)	The total incremental cost to us of the perquisites that we provided to the executive officers was less than $10,000 for each officer, except for Mr. Felts, who received $19,801 and $21,046 for 2010 and 2009, respectively, for travel between his home in Charlotte, North Carolina and our offices. Mr. Stephens received a special retention award of $40,068 and $125,000 during 2010 and 2009, respectively, pursuant to an agreement in which he terminated his rights in the Salary Continuation Plan described below.
Profit-Sharing SERP
Under this plan, we make profit-sharing contributions based on cash compensation above the federal tax code limits that apply to our tax-qualified profit sharing plan. Each employee of the Bank whose cash compensation for a particular year exceeds those federal tax code limits automatically participates in the Profit-Sharing SERP for that year. There were no profit-sharing contributions during 2010 or 2009; therefore, no employees participated in the Profit-Sharing SERP for either of these years.
Each participant’s Profit-Sharing SERP account earns interest, compounded monthly, at an interest rate as those prevailing at the same time for comparable transactions with nonaffiliates.
A participant generally may not receive any portion of his Profit-Sharing SERP account prior to terminating employment with us. Upon a participant’s termination, we will distribute his account to him, or begin distributing it, if he is at least 65, or if he is at least 50 and has six years of service. We will also begin distributions if the participant terminates because of a permanent disability. Otherwise, we will not make any distributions of the participant’s account until he turns 65. In 2008, we amended the agreements to comply with federal tax rules so that they provide for a fixed payment date or schedule for each participant.

Grant of Plan-Based Awards
Due to economic circumstances and our operating performance during 2010 and 2009, we did not pay any bonuses to the named executive officers under our incentive bonus plan for 2010 or 2009.
Outstanding Equity Awards at Fiscal Year-end
There were no outstanding stock options held by our named executive officers at the end of 2010, and no stock options were granted to these officers during 2010.
Option Exercises and Stock Vested
None of our named executive officers exercised options in 2010, and we have not granted any stock awards.
Salary Continuation Plan
We provide a non-tax-qualified supplemental retirement plan for our officers who are employees of the bank. We call this plan, which was amended in 2008, the officers’ “Salary Continuation Plan” or “officers’ SERP.” The Plan was revised November 1, 2009. In accordance with the plan guidelines, the Company froze the benefits of the active participants as of the revised date. Each active participant’s benefit was determined based on earned credit and vesting. Each active participant’s account will accrete at a discount rate defined in the Plan, that is determined annually, until normal retirement (age 65). The Chief Executive Officer and President is the only executive officer currently participating in this plan. Each participant’s annual benefit upon retirement or another qualifying event will be a defined amount. Upon the participant’s “Disability” or “Early Termination of Service,” as defined by the plan, the Bank shall pay the participant a lump sum amount equal to the vested percentage of the participant’s “Accumulated Benefit Obligation” as of the date of the participant’s disability or early termination of service, payable 30 days following the separation of service. The death benefit provided under the plan will end at any termination of service.
Potential Payments Upon Termination or Change of Control
This section contains information about agreements that provide for compensation to our named executive officers in connection with their termination.
Change of Control Agreements
We are party to change of control agreements with each of our named executive officers except Mr. Felts. The purpose of these agreements is to encourage the officers to carry out their duties in the event of a possible change in the control of our Company or the Bank.
The agreements are not ordinary employment agreements. Unless there is a change of control (as defined in the agreements), they do not provide any assurance of continued employment, or any severance. The change of control agreements have an initial term of three years and can be renewed for an additional three-year term. Because the officer must leave the Company before becoming entitled to these payments and benefits, the agreement has a “double trigger” — the first trigger is the change of control, and the second trigger is either the termination by the Company other than for “cause” or termination by the executive officer for “good reason.” The requirement of the second trigger provides the incentive for the officer to stay with us in the event of a change of control.
Under these agreements, any of the following events would be a “change of control”:
•	any person, entity or group becoming the beneficial owner of 50% or more of any class of voting securities of our company or the bank, or otherwise acquiring control of the election of a majority of our directors or the bank’s directors;

•	a corporate transaction, such as a merger, of our company or the bank after which our company or the bank is not the surviving corporation and our existing stockholders, or those of the bank, own less than a majority of the voting securities of the surviving entity; or

•	the sale or other transfer of all or substantially all of our assets or the bank’s assets to any person, entity or group.
Each agreement generally provides for the officer’s employment to continue for a specified period of time following the change of control. The specified employment continuation periods for the named executive officers who have entered into the agreements are as follows:

Anderson	3 years
Felts	N/A
Stephens	2 years
If we or our successor terminated the employment of any of these officers during his continuation period, other than for “cause,” or he voluntarily terminated his employment under circumstances that qualify as a “separation from service” (in each case as defined in the agreement), the officer would be entitled to payments and benefits as set out in his agreement. He also would be entitled to these payments and benefits if he were terminated, other than for “cause,” and we or the bank agreed to or completed a change of control within six months after his termination.
In each case, we would owe the officer the following payments and benefits:
•	A specified multiple of his annual base salary. The multiples for the named executive officers are:

Anderson	3
Felts	N/A
Stephens	2
•	The same multiple of his average incentive bonus for the prior three years.

•	Continuation of all benefits for a specified number of years, or the cash equivalent. The number of years in each case is the same as the officer’s multiple. The benefits to be continued (or cashed out) include vacation and personal leave; participation and vesting in stock option plans, profit sharing and supplemental retirement benefit plans; medical, disability, life and accident coverage; and payment of continuing education and other professional fees.
However, any payments that would be considered “parachute payments” under the federal tax code would be modified or reduced to the extent necessary to avoid a federal excise tax on the officer or the disallowance of our federal income tax deduction.
Each officer also would be entitled to reimbursement of any fees and expenses incurred to successfully enforce the terms of his agreement with us.
The following table estimates the total amounts we would owe the named executive officers under these agreements if there had been a change in control, and they had been terminated, on December 31, 2010.

	Salary	Bonus	Continuation
Name	continuation	continuation	of Benefits	Total
R. Scott Anderson	$675,000	$—	$73,293	$748,293
Jerry A. Felts	N/A	N/A	N/A	N/A
D. Mark Stephens	$320,000	$—	$12,482	$332,482
The agreements currently permit the officers to choose whether to receive these payments in a lump sum or a fixed number of equal monthly payments (24 for Mr. Stephens and 36 for Mr. Anderson).

Officers’ Salary Continuation Plan
Change of control benefit
If a participant in our officers’ SERP were terminated without “cause” (as defined in the agreement), or voluntarily resigned, within two years after a change of the control of the bank, the officer would receive 100% of his benefits under the officers’ SERP. Distribution of the benefit would commence 30 days following a separation from service and would be payable as a single lump sum.
As a participant in the officers’ Salary Continuation Plan, any of the following events would be a “change of control” for Mr. Anderson:
•	acquisition by a person or group of more than 50% of the value or voting power of the company’s stock;

•	acquisition of 35% or more of the company’s stock by a person or group; or

•	acquisition of substantially all of the Company’s or Bank’s assets by an unrelated entity.
We believe the actuarial present value of the total benefits an officer would receive under the plan in the event of termination (other than for cause) after a change of control is approximately the same as he would receive in the event of termination (other than for cause) with no change of control. For those amounts, see “ — Salary Continuation Plan,” above.
Death benefit
As of December 31, 2010, we provided a death benefit under the officers’ Salary Continuation Plan that is payable to each participant’s designated beneficiary or estate in the event the participant dies while actively employed by the Bank on a full-time basis. For each of the named executive officers participating in the Plan, the death benefit would have been the amount equal to the benefit available upon normal retirement, as defined in the officers’ participation agreement. The total death benefit payments that we would have owed had these officers died on December 31, 2010 are as follows:

Anderson	$146,452
Felts	N/A
Stephens	N/A
During 2009, we replaced the Endorsement Method Split Dollar Plan Agreement set forth in the officers’ Salary Continuation Plan with a separate group term life insurance agreement for the officers participating in the officers’ Salary Continuation Plan at the time of the replacement. Under each of these agreements, upon the officer’s death, the officer’s beneficiary will receive two times the officer’s base salary. These agreements will be discontinued when an officer terminates employment. If the named executive officers had died on December 31, 2010, we estimate that we would have owed them the following amounts (each of which is equal to two times the officer’s 2010 salary).

Anderson	$450,000
Felts	N/A
Stephens	$320,000
Disability benefit
We also provide disability benefits under the officers’ Salary Continuation Plan. If a participant’s employment is terminated due to a disability, we would pay him a lump sum distribution for an amount equal to the vested percentage of the Accumulated Benefit Obligation, as defined by the plan, as of the date of his disability.

DIRECTOR COMPENSATION
In 2010, we paid each of our nonemployee directors the following compensation:
•	An annual retainer of $11,250, payable in quarterly installments of $2,812.50, to the Chairman; an annual retainer of $10,500, payable in quarterly installments of $2,625, to the Vice Chairman; and an annual retainer of $7,500, payable in quarterly installments of $1,875, to the other directors.

•	A fee of $750 per board meeting chaired and $375 for each Board meeting attended, payable quarterly.

•	A fee of $187.50 for each Board committee meeting attended ($300 for the committee chair), payable quarterly.
Directors who are also our employees do not receive any additional compensation for their service as directors, including for their service as directors of our subsidiaries.
The following table shows the total compensation we paid our nonemployee directors in 2010 for their service on the Company’s Board, the Bank’s Board, and Granite Mortgage’s Board.

Fees
Earned or
Paid in Cash
Name	in 2010
(a)	(b)
John N. Bray, Chairman	$27,038

Joseph D. Crocker	$14,250

Leila N. Erwin	$13,500

Paul M. Fleetwood, III, Vice Chairman	$21,863

Hugh R. Gaither	$15,038

James Y. Preston (1)	$4,563

Boyd C. Wilson, Jr., CPA	$17,588
The only director compensation in 2010 was from fees earned or paid in cash.

(1)	Mr. Preston had 5,448 options outstanding and exercisable as of December 31, 2010, with expiration dates in 2011 and exercise prices ranging from $5.74 to $8.77. These options were granted to Mr. Preston when he was chairman of First Commerce Corporation, which we acquired in 2003. Mr. Preston was not eligible for re-election on April 26, 2010, due to the age requirement.

TRANSACTIONS WITH OFFICERS AND DIRECTORS
Our Board of Directors generally reviews related party transactions, although we have not historically had formalized policies and procedures regarding the approval of related party transactions, except in connection with banking transactions. We have had, and expect to have in the future, banking transactions in the ordinary course of our business with directors, officers, and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions available to borrowers not related to the lender; and these transactions do not and will not involve more than the normal risk of collectibility or present other unfavorable features. Loans made to officers and directors are in compliance with federal banking regulations and therefore are exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002. Prior approval by a majority of the Board of Directors is required for extensions of credit to officers and directors if the credit, when aggregated with the amounts of all other extensions of credit to that person and to all related interests of that person, (i) exceeds the higher of $25,000 or 5% of the bank’s unimpaired capital and unimpaired surplus; or (ii) exceeds $500,000. In addition, the aggregate amount outstanding to an executive officer cannot exceed the higher of 2.5% of the Bank’s unimpaired capital and unimpaired surplus up to $100,000, excluding financing for first lien on residence or children’s education. Our practice has been to obtain prior Board of Directors’ approval for all extensions of credit to officers and directors. Officers and directors cannot vote, and cannot directly or indirectly influence the voting for their extensions of credit. During 2010 and 2009, director, Paul Fleetwood had transactions exceeding $120,000 in the ordinary course of business with the Bank. Also during 2010, director, Hugh Gaither had transactions exceeding $120,000 in the ordinary course of business. These transactions involved loans to such persons that were made in the ordinary course of business on substantially the same terms, with respect to interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and did not involve more than normal risk of collectibility or other unfavorable features. These loans are not on a nonaccrual status or otherwise impaired.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of ownership of our common stock and reports of changes in ownership. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of the Section 16(a) reports furnished to us, all Section 16(a) filings required of our directors and executive officers for 2010 were made, to our knowledge and belief, in a timely manner.

RATIFICATION OF SELECTION OF ACCOUNTANTS
(Proposal 2)
The Audit Committee has selected the firm of Dixon Hughes Goodman LLP as independent Certified Public Accountants to audit the consolidated financial statements of the Company for the year ending December 31, 2011. The firm is to report on the Company’s consolidated balance sheets, and related consolidated statements of income, comprehensive income, cash flows, and changes in stockholders’ equity, and to perform such other appropriate accounting services as may be required by the Board of Directors. It is expected that representatives of Dixon Hughes Goodman LLP, who also served as the Company’s accounting firm for the 2010 audit, will be present at the Annual Meeting. They will be provided with an opportunity to make a statement if they desire to do so and to answer appropriate questions which may be raised at the meeting. Dixon Hughes PLLC changed its name to Dixon Hughes Goodman LLP on April 1, 2011, in connection with the merger with Goodman & Company LLP.
The following table summarizes the aggregate fees billed to the Company by Dixon Hughes PLLC for each of the past two years:

	2010	2009
Audit fees (a)	$301,500	$308,000
Audit-related fees (b)	17,000	15,000
Tax fees (c)	37,365	34,500

Total	$355,865	$357,500

(a)	Fees for audit services billed in 2010 and 2009 consisted of:
•	Audit of the Company’s annual financial statements.

•	Assessment of internal control.

•	Reviews of the Company’s quarterly financial statements.

•	Consents and other services related to SEC matters

(b)	Fees for audit-related services billed in 2010 and 2009 consisted of:
•	Employee benefit plans and statutory audits.
(c)	Fees for tax services billed in 2010 and 2009 consisted of:
•	Tax compliance services, which are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:
i.	Federal and state income tax return assistance

ii.	Review of quarterly estimated tax payments

iii.	Property tax return assistance
In considering the nature of the services provided by Dixon Hughes PLLC , the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Dixon Hughes PLLC and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the Public Company Accounting Oversight Board.
Pre-Approval
All of the services performed by Dixon Hughes PLLC in 2010 were pre-approved in accordance with the pre-approval policies and procedures adopted by the Audit Committee at its March 26, 2010 meeting. The policy describes the permitted audit, audit-related, and tax/other services that the independent auditor may perform and requires pre-approval for these services.
The Board of Directors unanimously recommends that the stockholders ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent certified public accountants for the year ending December 31, 2011 by voting FOR Proposal 2. In the event that the stockholders do not ratify the appointment of Dixon Hughes Goodman LLP, then the Audit Committee will reconsider the appointment.

APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF
INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
(Proposal 3)
Overview
Our stockholders are being asked to authorize the Board of Directors, in its discretion at any time prior to September 19, 2011, to amend our Restated Certificate of Incorporation to effect a one-for-ten reverse stock split of all of the issued and outstanding shares of our common stock and to fix the number of authorized shares of common stock at 2,500,000, on a post-split basis. The text of the proposed amendment is attached to this proxy statement as Appendix A and is referred to as the “reverse split amendment.”
If approved by our stockholders and implemented by the Board of Directors, the proposed one-for-ten reverse stock split would become effective upon the filing of the reverse split amendment with the Secretary of State of the State of Delaware. Upon the filing of the reverse split amendment:
•	each outstanding share of our common stock would automatically become one-tenth of a share of common stock;

•	the number of shares of common stock subject to our outstanding options, restricted stock units and warrants and the number of shares reserved for future issuances under our stock plans will be reduced by a factor of ten; and

•	the number of authorized shares of common stock under our Restated Certificate of Incorporation would be fixed at 2,500,000.
Except for adjustments that may result form the treatment of fractional shares, as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split.
The Board of Directors has adopted a resolution declaring the advisability of the reverse stock split, approving the reverse split amendment and directing that such amendment be presented to the stockholders for approval. The Board of Directors reserves the right, even after stockholder approval, to forego or postpone the filing of the reverse split amendment if it determines that it is not in the best interests of the Company and our stockholders.
Reasons for the Reverse Split
The reverse stock split may be necessary to maintain the listing of our common stock on The NASDAQ Capital Market.
On September 22, 2010, The NASDAQ Stock Market notified the Company that it did not meet the minimum bid price of $1.00 per share required for continued listing on The NASDAQ Global Select Market. Under NASDAQ Listing Rules, the Company was given a 180-day grace period until March 21, 2011 to regain compliance with the minimum closing bid price requirement.
Prior to the expiration of the initial 180-day grace period, the Company applied to transfer the listing of its common stock from The NASDAQ Global Select Market to The NASDAQ Capital Market. Upon the transfer of its listing to The NASDAQ Capital Market, the Company became eligible for an additional 180-day period expiring on September 19, 2011 to regain compliance with the minimum bid price requirement. The NASDAQ Stock Market approved the transfer to The NASDAQ Capital Market on the condition that the Company agree to effect a reverse stock split by September 19, 2011, should it become necessary to do so to meet the minimum $1.00 bid price per share requirement.
Effects of Reverse Stock Split
If the reverse split amendment for the proposed one-for-ten reverse stock split is approved at the Annual Meeting and the Board of Directors elects to effect the proposed one-for-ten reverse stock split, each share of our common stock outstanding immediately prior to the filing of the reverse split amendment would automatically be changed into one-tenth of a share of common stock. In addition, the number of shares of common stock subject to outstanding options, restricted stock units and warrants issued by us and the number of shares reserved for future issuance under our stock plans, will be reduced by a factor of ten. No fractional shares of common stock will be issued in connection with the proposed reverse stock split. Holders of common stock who would otherwise receive a fractional share of common stock pursuant to the reverse stock split will receive cash in lieu of the fractional share as explained more fully below.

The reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership, except to the extent that the reverse stock split results in any stockholders receiving cash in lieu of fractional shares. The reverse stock split would, however, increase the number of stockholders who own “odd lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the costs of transactions in even multiples of 100 shares.
Stockholders have no dissenters’ rights under Delaware law or our Restated Certificate of Incorporation with respect to the reverse stock split.
Cash Payment in Lieu of Fractional Shares
No scrip or fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share. Instead, the Company would pay to the registered stockholder, in cash, the value of any fractional share interest arising from the reverse stock split. The cash payment would equal the fraction to which the stockholder would otherwise be entitled multiplied by the closing sales price of the common stock as reported on The NASDAQ Capital Market, as of the effective date. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for their fractional shares.
After the reverse stock split, then current stockholders would have no further interest in the Company with respect to their fractional shares. A person otherwise entitled to a fractional share interest would not have any voting, dividend or other rights in respect of their fractional interest except to receive the cash payment as described above. Such cash payments would reduce the number of post-split stockholders to the extent that there are stockholders holding fewer than ten pre-split shares.
Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.
Exchange of Stock Certificates
As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. The Company’s transfer agent will act as “exchange agent” for purposes of implementing the exchange of stock certificates. If any of your shares are held in certificate form, you will receive a letter of transmittal from the Company’s exchange agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-split shares to the exchange agent. Upon receipt of your properly completed and executed letter of transmittal and your stock certificate(s), you will be issued the appropriate number of shares in certificate form.
Stockholders should not destroy any pre-split certificate and should not submit any certificates until they are requested to do so.
Material U.S. Federal Income Tax Consequences
The following is a discussion of certain material U.S. federal income tax consequences of the reverse stock split. This discussion is included for general information purposes only and does not purport to address all aspects of U.S. federal income tax law that may be relevant to stockholders in light of their particular circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and current Treasury Regulations, administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.
All stockholders are urged to consult with their own tax advisors with respect to the tax consequences of the reverse stock split. This discussion does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, partnerships, nonresident alien individuals, broker-dealers and tax-exempt entities. This summary also assumes that the pre-reverse stock split shares were, and the post-reverse stock split shares will be, held as a “capital asset,” as defined in Section 1221 of the Code.

As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:
•	a citizen or resident of the United States;

•	a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source;

•	or a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.
Other than as a result of the cash payments for fractional shares discussed above, no gain or loss should be recognized by a stockholder upon the exchange of pre-reverse stock split shares for post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares will be the same as the aggregate tax basis of the pre-reverse stock split shares exchanged in the reverse stock split, reduced by any amount allocable to a fractional share for which cash is received. A stockholder’s holding period in the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares exchanged in the reverse stock split.
In general, the receipt of cash by a U.S. holder instead of a fractional share will result in a taxable gain or loss to such holder for U.S. federal income tax purposes. The amount of the taxable gain or loss to the U.S. holder will be determined based upon the difference between the amount of cash received by such holder and the portion of the basis of the pre-reverse stock split shares allocable to such fractional interest. The gain or loss recognized will constitute capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the effective date of the reverse stock split.
A non-corporate stockholder may be subject to backup withholding at a 28% rate on cash payments received pursuant to the reverse stock split unless such stockholder provides a correct taxpayer identification number to his or her broker or to us and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional U.S. federal income tax. Rather, any amount withheld under these rules will be creditable against the stockholder’s U.S. federal income tax liability, provided the required information is furnished timely to the Internal Revenue Service.
The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.
Board Discretion to Implement the Reverse Stock Split
If the proposed reverse split amendment for the one-for-ten reverse stock split is approved at the Annual Meeting, the Board of Directors may, in its sole discretion, at any time prior to September 19, 2011, authorize the one-for-ten reverse stock split and file the reverse split amendment with the Secretary of State of the State of Delaware. The determination by the Board of Directors will be based on various factors, including existing and expected trading prices for our common stock. Notwithstanding the approval by the stockholders of the reverse split amendment at the Annual Meeting, the Board of Directors may, in its sole discretion, determine not to implement the one-for-ten reverse stock split. If the Board of Directors does not implement the one-for-ten reverse stock split before September 19, 2011, the authorization provided to the Board of Directors at this Annual Meeting to effect a one-for-ten reverse stock split will no longer have any effect. In any such event, the Board of Directors would need to seek stockholder approval again at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.
The Board of Directors unanimously recommends a vote for the approval of Proposal 3 to amend our Restated Certificate of Incorporation to grant authority to the Board of Directors to effect a reverse stock split.
IF YOUR SHARES ARE HELD THROUGH A BROKER, PLEASE PROVIDE YOUR BROKER WITH SPECIFIC INSTRUCTIONS AS TO YOUR VOTE ON PROPOSAL 3. YOUR BROKER IS NOT PERMITTED TO VOTE ON PROPOSAL 3 IN THE ABSENCE OF YOUR SPECIFIC INSTRUCTIONS, AND A BROKER NON-VOTE WILL HAVE THE EFFECT OF A VOTE AGAINST PROPOSAL 3.

PROPOSALS FOR 2012 ANNUAL MEETING OF STOCKHOLDERS
From time to time, individual stockholders may wish to submit proposals which they believe should be voted upon by our stockholders. The Securities and Exchange Commission has adopted regulations which govern the inclusion of such proposals in our annual proxy materials. No such proposals were submitted for the 2011 Annual Meeting. Stockholder proposals intended to be presented at the 2012 Annual Meeting of Stockholders must be received by the Secretary of the Company at our executive office, 23 North Main Street, P.O. Box 128, Granite Falls, North Carolina 28630 no later than December 16, 2011 in order to be eligible for inclusion in our Proxy Ballot and Proxy Statement for the 2012 Annual Meeting.
OTHER BUSINESS
Our management knows of no other business to be presented at the Annual Meeting. If other matters should properly come before the meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying Proxy in accordance with the judgment of the person or persons voting the same.
All stockholders are invited to attend our Annual Meeting of Stockholders on May 16, 2011 at 10:30 a.m., at the Crowne Plaza, 1385 Lenoir Rhyne Boulevard, S.E. (at Interstate 40, Exit #125), Hickory, North Carolina. At the meeting you may vote your shares in person. Even if you plan to attend, however, please sign and return your Proxy promptly. A Proxy may be revoked at any time before it is voted, and the giving of a Proxy will not affect the right of a stockholder to attend the meeting and vote in person.

By Order of the Board of Directors Bank of Granite Corporation
/s/ R. Scott Anderson
Granite Falls, North Carolina	R. SCOTT ANDERSON
April 15, 2011	Secretary

APPENDIX A
CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
BANK OF GRANITE CORPORATION
     Bank of Granite Corporation, a corporation organized and existing under the General Corporation Laws of the State of Delaware, hereby certifies as follows:
     1. The name of the corporation is Bank of Granite Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was January 30, 1987.
     2. That at a meeting of the Board of Directors of Bank of Granite Corporation, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of Bank of Granite Corporation, declaring such amendment to be advisable and directing that such amendment be considered at the next annual meeting of the stockholders of Bank of Granite Corporation. The resolution setting forth the proposed amendment is as follows:
     RESOLVED, that the Restated Certificate of Incorporation of Bank of Granite Corporation be amended by restating Article 4 in its entirety to read as follows:
“Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each ten shares of the corporation’s common stock, par value $1.00 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of common stock, par value $1.00 per share, of the corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of common stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the corporation’s common stock as reported on The NASDAQ Capital Market, as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.
The corporation is authorized to issue 2,500,000 shares of common stock with a par value of $1.00 per share.”
     3. That thereafter, pursuant to the resolution of the Board of Directors, the annual meeting of the stockholders of Bank of Granite Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by the Certificate of Incorporation and Section 242 of the General Corporation Law of the State of Delaware were voted in favor of the foregoing amendment.
     4. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, Bank of Granite Corporation has caused this Certificate of Amendment to be signed this ___________ day of _____________, 2011.

BANK OF GRANITE CORPORATION
By:
Name:
Title:

***** SAMPLE BALLOT *****

[X]	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY BANK OF GRANITE CORPORATION

				With-	For All
This Proxy is Solicited on Behalf of the Board of Directors.			For	hold	Except
	1.	ELECTION OF DIRECTORS	☐	☐	☐

The undersigned hereby appoints R. Scott Anderson, John N. Bray, and Paul M. Fleetwood, III, or each of them, as Proxies, each with the power to appoint his or her substitute and hereby authorizes each of them to represent and to vote as designated below all the shares of Common Stock held on record by the undersigned on March 15, 2011, at the Annual Meeting of Stockholders to be held on May 16, 2011, or any adjournment thereof.		R. Scott Anderson John N. Bray Joseph D. Crocker Leila N. Erwin Paul M. Fleetwood, III Hugh R. Gaither Boyd C. Wilson, Jr., CPA
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

			For	Against	Abstain
	2.	THE RATIFICATION OF	☐	☐	☐
THE ACCOUNTING FIRM DIXON HUGHES GOODMAN LLP as the Corporation’s Independent Certified Public Accountants for the year ending December 31, 2011.

			For	Against	Abstain
	3.	THE AMENDMENT TO OUR	☐	☐	☐
RESTATED CERTIFICATE OF INCORPORATION to effect a one-for-ten reverse stock split of our issued and outstanding shares of common stock and fix the authorized shares of our common stock at 2,500,000, such amendment to be effected prior to September 19, 2011 in the sole discretion of the Board of Directors without further approval or authorization of our stockholders.

Please be sure to sign and date this proxy card in the spaces below.		4.	In their discretion, the Proxies are authorized to vote upon other such business as may properly come before the meeting.
	Date

		SHARES OF COMMON STOCK OF THE CORPORATION WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED FOR PROPOSAL 1 TO ELECT THE BOARD OF DIRECTORS’ NOMINEES TO THE BOARD OF DIRECTORS, FOR PROPOSAL 2 TO RATIFY THE ACCOUNTING FIRM OF DIXON HUGHES GOODMAN LLP AS THE CORPORATION’S AUDITORS, FOR PROPOSAL 3 TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION, AND OTHERWISE AT THE DISCRETION OF THE PROXY HOLDERS.
Stockholder sign above	Co-holder (if any) sign above

^ ^ ^ Detach above card, sign, date and mail in postage paid envelope provided. ^ ^ ^
BANK OF GRANITE CORPORATION

The above signed hereby acknowledges receipt of the Notice of Annual Meeting of the Stockholders of the Corporation called for May 16, 2011, a Proxy Statement for the Annual Meeting and 2010 Annual Report on Form 10-K.
Please sign EXACTLY as your name(s) appear(s) on this proxy card. When shares are held jointly, each holder should sign. When signing in a representative capacity, please give title.
YOUR VOTE IS IMPORTANT TO US!
PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

PROXY MATERIALS ARE
AVAILABLE ON-LINE AT:
http://www.cfpproxy.com/3843